SIEBENGA & ASSOCIATES Surrey:	#288 – 12899 76 Ave. Surrey, B.C. V3W 1E6 Tel: 604.592.3550 Fax: 604.592.3551
Barristers ● Solicitors ● Notaries Cloverdale:	#200 – 5746 176A St. Surrey, B.C. V3S 4H2 Tel: 604.574.0770 Fax: 604.574. 0107
Abbotsford:	#101-33255 S Fraser Way, Abbotsford, B.C. V2S 2B2 Tel: 604.852.1782 Fax: 604.852.4782
Chilliwack:	#200 – 9380 College St. Chilliwack, B.C. V2P 4L6 Tel: 604.793.1905 Fax: 604.793.1906

March 25, 2008

Ore-More Resources Inc.

2034 – 33rd Street S.W.

Calgary, Alberta, T2E 2S8

Board of Directors

Dear Board Members:

I have acted as counsel to Ore-More Resources inc., an Alberta, Canada corporation (the "Company"), in connection with the registration under the Securities Act of 1933 (the "Securities Act"), of 7,500,000 shares of the Company's common stock, $0.02 par value per share (the "Common Stock"), as described below.  A registration statement on Form F1 has been prepared by the Company to be filed with the Securities and Exchange Commission on or about February15, 2008 (the "Registration Statement").  This opinion shall be filed with the Registration Statement.

The Registration Statement seeks the registration of the 7,500,000 shares of the Common Stock (the "Registered Shares").  The Registered Shares are to be offered to the public by the Company on a best efforts basis without the use of any underwriters.

In connection with rendering this opinion I have examined executed copies of the Registration Statement and all exhibits thereto.  I have also examined and relied upon the original, or copies certified to my satisfaction, of (i) the Articles of Incorporation and the By-laws of the Company, (ii) minutes and records of the corporate proceedings of the Company with respect to the issuance of the Registered Shares and related matters, and (iii) such other agreements and instruments relating to the Company as I deemed necessary or appropriate for purposes of the opinion expressed herein.  In rendering such opinion, I have made such further investigation and inquiries relevant to the transactions contemplated by the Registration Statement as I have deemed necessary for the opinion expressed herein, and I have relied, to the extent I deemed reasonable, on certificates and certain other information provided to me by officers of the Company and public officials as to matters of fact of which the maker of such certificate or the person providing such other information had knowledge.

Furthermore, in rendering my opinion, I have assumed that the signatures on all documents examined by me are genuine, that all documents and corporate record books submitted to me as originals are accurate and complete, and that all documents submitted to me are true, correct and complete copies of the originals thereof.

Based upon the foregoing, I am of the opinion that the Registered Shares have each been duly authorized for issuance and sale.  I am further of the opinion that and the Shares are validly issued, fully paid and non-assessable.

This opinion is based on the laws of the State of Alberta and the Dominion of Canada.

I hereby consent to the reference to my name in the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement.

Yours very truly,

SIEBENGA & ASSOCIATES

/s/ David J. Siebenga

David J. Siebenga